UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2009

THE DOW CHEMICAL COMPANY
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-3433 Commission File Number	38-1285128 (IRS Employer Identification No.)

2030 Dow Center, Midland, Michigan (Address of principal executive offices)	48674 (Zip code)

(989) 636-1000 (Registrant’s telephone number, including area code)

N.A. (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Purchase Agreement

On May 5, 2009, The Dow Chemical Company (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with certain trusts established by members of the Haas family (the “Haas Trusts”) and funds managed by Paulson & Co. Inc. (“Paulson,” and together with the Haas Trusts, the “Investors”), pursuant to which they agreed to sell to the Company their shares of cumulative perpetual preferred stock, series B, having an initial liquidation preference of $1,000 per share (the “Perpetual Preferred Stock”) in consideration for the shares of the Company’s common stock and/or notes as may be determined by the Company at its sole discretion. The shares of Perpetual Preferred Stock were originally issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended.  The material terms of the Perpetual Preferred Stock were previously disclosed in Item 1.01 of the Company’s Current Report on Form 8-K filed on March 12, 2009, and are incorporated by reference herein.

Upon notice by the Company specifying the amount of Perpetual Preferred Stock that it shall purchase, the Investors agreed to sell such Perpetual Preferred Stock in consideration for the Company’s issuance of, as the case may be:

(a) a number of shares of its common stock determined by dividing (i) $1,000 per share of the Perpetual Preferred Stock plus the accrued and unpaid dividends to the date of closing of the Company’s public offering of common stock, by (ii) the public offering price per share less the underwriting discount per share of the common stock in such common stock offering; and/or

(b) a principal amount of notes determined by dividing (i) the original liquidation preference of the Perpetual Preferred Stock plus the accrued and unpaid dividends to the date of closing of the Company’s public offering of notes, by (ii) the public offering price less the underwriting discount of the notes in such notes offering (in each case expressed as a percentage of the principal amount of the notes);

such shares of common stock and/or notes to be sold by the Investors in the Company’s public offering of common stock and/or notes, as the case may be, pursuant to an effective registration statement.

The Company and the Haas Trusts also agreed that the deadline for the automatic conversion of the Company’s cumulative convertible perpetual preferred stock, Series C (the material terms of which were previously disclosed in Item 1.01 of the Company’s Current Report on Form 8-K filed on March 12, 2009) be extended to June 8, 2009.

The foregoing summary of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Underwriting Agreements

On May 6, 2009, the Company entered into an Underwriting Agreement (the “Equity Underwriting Agreement”) among the Company, the Investors and the underwriters named therein (collectively, the “Equity Underwriters”), in connection with the issuance and sale by the Company of 66,666,683 shares and the sale by the Investors of 63,768,100 shares of the Company’s common stock to the Equity Underwriters at a price of $14.49375 per share (the public offering price of $15.00 per share minus the Equity Underwriters’ discount) (the “Equity Offering”).  The Company does not receive any proceeds from the sale of shares by the Investors. On May 7, 2009, the Equity Underwriters exercised their over-allotment option that certain selling stockholders had granted to acquire an additional 19,565,217 shares at the same price.

On May 7, 2009, the Company entered into an Underwriting Agreement (the “Debt Underwriting Agreement”) among the Company, the Investors, and the underwriters named therein (collectively, the “Debt Underwriters”), in connection with the issuance and sale by the Company of $6.0 billion in aggregate principal amount of notes consisting of $1,750,000,000 principal amount of 7.60% Notes due 2014, $1,903,032,000  principal amount of 8.55% Notes due 2019 and $1,000,000,000 principal amount of 9.40% Notes due 2039, and the sale by the Investors of $1,346,968,000 aggregate principal amount of the 2019 Notes (the “Debt Offering”).  The Company does not receive any proceeds from the sale of notes by the Investors.

The underwritten offerings of shares of the Company’s common stock and notes were registered under the Securities Act of 1933, as amended, pursuant to an effective registration statement (File No. 333-140859) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”).  Copies of the Equity Underwriting Agreement and the Debt Underwriting Agreement are attached as Exhibits 1.1 and 1.2 to this Current Report on Form 8-K and are incorporated by reference into this Report and the Registration Statement.

The Company intends to use the proceeds from the Equity Offering to repay a portion of the Company’s borrowings under its Term Loan Agreement, dated as of September 8, 2008, and as amended by the First Amendment, dated as of March 4, 2009 (the “Term Loan Agreement”).  The Company intends to use the proceeds from the Debt Offering to repay a portion of the Company’s borrowings under the Term Loan Agreement and for refinancings, renewals, replacements, and refundings of outstanding indebtedness.  Certain of the Equity Underwriters and the Debt Underwriters are affiliated with lenders under the Company’s Term Loan Agreement.

Item 3.02	Unregistered Sales of Equity Securities

The information included in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of May 6, 2009

1.2	Underwriting Agreement, dated as of May 7, 2009

10.1	Purchase Agreement, dated as of May 5, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 11, 2009

The Dow Chemical Company

By:	/s/ WILLIAM H. WEIDEMAN
	Name:	William H. Weideman
	Title:	Vice President and Controller

EXHIBITS

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of May 6, 2009

1.2	Underwriting Agreement, dated as of May 7, 2009

10.1	Purchase Agreement, dated as of May 5, 2009